Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2019

MAYFIELD VILLAGE, Ohio, May 3, 2019 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2019.

Net sales for the first quarter of 2019 were $97.2 million, a decrease of less than 1%, compared to $98.1 million in the first quarter of 2018. Currency translation rates had an unfavorable impact on 2019 first quarter net sales of $4.8 million, or 5%.

The Company posted net income for the first quarter of 2019 of $1.8 million, or $.36 per diluted share, compared to $5.5 million, or $1.09 per diluted share, in the first quarter of 2018. Currency translation rates had a favorable effect on net income of $.2 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Sales in local currencies increased four percent in the first quarter, building on the sixteen percent gain we achieved in the same period last year. Regional and product sales mix had an impact on margins in the quarter, but this is not unusual given our global reach and the depth of our product portfolio, which has been expanded further in the first quarter with acquisitions in both Austria and the Czech Republic, further strengthening our energy and communications product lines."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31
	2019	2018

Net sales	$ 97,153	$ 98,139
Cost of products sold	69,888	66,621
GROSS PROFIT	27,265	31,518

Costs and expenses
Selling	8,413	8,861
General and administrative	12,318	10,916
Research and engineering	4,140	3,661
Other operating expense - net	348	335
	25,219	23,773

OPERATING INCOME	2,046	7,745

Other income (expense)
Interest income	179	95
Interest expense	(368)	(280)
Other income - net	71	69
	(118)	(116)

INCOME BEFORE INCOME TAXES	1,928	7,629

Income taxes	104	2,101

NET INCOME	$ 1,824	$ 5,528

BASIC EARNINGS PER SHARE
Net Income	$ 0.36	$ 1.10

DILUTED EARNINGS PER SHARE
Net Income	$ 0.36	$ 1.09

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,045	5,046

Weighted-average number of shares outstanding - diluted	5,054	5,064

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2019	2018

ASSETS
Cash and cash equivalents	$ 43,457	$ 43,609
Accounts receivable, less allowances of $3,536 ($3,178 in 2018)	73,604	73,139
Inventories - net	87,557	85,259
Prepaids	12,261	9,374
Other current assets	4,069	2,882
TOTAL CURRENT ASSETS	220,948	214,263

Property, plant and equipment - net	103,186	102,955
Other intangibles - net	8,318	8,458
Goodwill	25,465	15,621
Deferred income taxes	6,737	6,900
Other assets	22,474	10,600

TOTAL ASSETS	$ 387,128	$ 358,797

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 25,743	$ 26,414
Notes payable to banks	7,778	9,042
Current portion of long-term debt	1,494	1,448
Accrued compensation and amounts withheld from employees	11,528	11,153
Accrued expenses and other liabilities	24,395	21,430
TOTAL CURRENT LIABILITIES	70,938	69,487

Long-term debt, less current portion	41,769	24,960
Other noncurrent liabilities and deferred income taxes	24,218	14,980

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,059,380 and
5,020,410 issued and outstanding, as of March 31, 2019 and December 31, 2018	12,821	12,662
Common shares issued to rabbi trust, 270,335 and 269,630 shares at
March 31, 2019 and December 31, 2018, respectively	(11,038)	(11,008)
Deferred Compensation Liability	11,038	11,008
Paid-in capital	35,146	34,401
Retained earnings	334,947	334,170
Treasury shares, at cost, 1,351,278 and 1,310,387 shares at
March 31, 2019 and December 31, 2018, respectively	(74,574)	(72,280)
Accumulated other comprehensive loss	(58,137)	(59,583)
TOTAL SHAREHOLDERS' EQUITY	250,203	249,370

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 387,128	$ 358,797

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246